Exhibit 99.1

Fonon Technologies, Inc. Completes Stock Purchase and Asset Sale Agreement with Mabwe Minerals Moving Fonon to the OTCQB Marketplace

Fonon enters into the public sector under current ticker symbol MBMI as an OTCQB fully-reporting company

LAKE MARY, FL—(Marketwired-April 3, 2015)-  Fonon Technologies, Inc. (“Fonon”), a pioneer in next-generation 3D Fiber and CO² laser-based material processing systems, is pleased to announce the completion of the Stock Purchase and Asset Sale Agreement with Mabwe Minerals (“Mabwe”), (OTCQB:MBMI). Fonon is acquiring 85% of Mabwe’s issued and outstanding common stock in a sequence of events as highlighted in the SEC 8K Filing.  Fonon is an established industrial-grade manufacturer of laser material processing systems across diverse manufacturing sectors with a customer base that includes numerous Fortune 500 companies in the aerospace, automotive, medical, military, semiconductor and flat-panel display markets representing our legacy business. Effective immediately Mabwe will be doing business as Fonon Corporation.

With the acquisition of a controlling interest in Mabwe, Fonon intends to establish Fonon Corporation as a specialized subsidiary focusing its revenue growth on the business of 3D Laser Material Processing, including 3D Engraving, 3D Laser Cutting, 3D FUSION™ or 3D Direct Metal Laser Sintering (DMLS), otherwise known as 3D Metal Printing Systems.  These systems are in the early adoption phase and are forecasted to revolutionize traditional high-volume manufacturing methods that are typically outsourced to Asia/South America that we intend to bring back to the manufacturing sector in North America and Europe.  3D Metal Printing Systems is an emerging additive metal nano-powder manufacturing technology to be used by the same industries Fonon serves today.  3D metal manufacturing systems support a wide-range of applications including highly-complex designs, fast-track prototyping, mold fabrication and repair with new applications continuing to appear in technically driven high-tech engineering and electronics.  3D Laser Metal Printing is a layered, digitally driven additive manufacturing process that uses high-quality focused laser energy to fuse metal nano-powders into 3D objects.  Metal based nano-powders will be supplied to each customer as a consumable item leading to new sources of recurring revenue for the company.

Fonon Corporation will soon officially announce the company’s entrance into the 3D Metal Printing Systems market with technology advantages that will clearly differentiate it from today’s standardized 3D Metal Printing Systems.  With a portfolio of patents, licenses and proprietary technologies, Fonon will design application specific 3D Metal Printing Systems around a common cluster of geometric shapes optimized for a specific metal.  Jay Schlegel, the company’s Vice President stated, “The manner in which we design 3D Metal Printing Systems for medical implants or automotive engines will be completely different than systems designed to produce military weapons”.

Dmitriy Nikitin, the newly appointed company CEO stated, “We are excited to emerge in the public sector with an established, loyal shareholder base.  We are committed to providing continuous shareholder value with exciting developments underway to ensure success for all shareholders.”

About Fonon Technologies, Inc.

Fonon Technologies is the recognized leader of industrial-grade 3D Additive and 3D Subtractive laser-based material processing systems.  We offer cutting-edge 3D Subtractive Manufacturing Solutions for  3D Laser Engraving, 3D Laser Cutting, and laser based Additive Manufacturing Solutions for 3D Metal Printing Systems based on Direct Metal Laser Sintering (DMLS).  Our systems are used world-wide in the semiconductor, flat panel display, automotive, aerospace, industrial, defense, electronic and medical industries with a portfolio of intellectual property, knowhow & inventions placing our company in the unique position to offer both standard 3D material processing systems or our specialty of tooling 3D laser-based transforming systems designed around the unique applications of our customers. Fonon has been in business for over quarter century with its core group of R&D scientists.  With an impressive list of easily recognizable Fortune 500 customers, the company has dramatically altered the Flat Panel Display and Semiconductor sectors with disruptive technologies, including its patented Zero Width Laser Cutting Technology (ZWLCT™).

To learn more about Fonon Corporation, visit: http://fonon.us.

Notice Regarding Forward-Looking Statements:
Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" ("FLS") within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. FLS include statements predictive in nature, depending upon or referring to future events / conditions, including words like "believes," "anticipates," "intends," "plans," "expects," and similar expressions. Statements concerning future financial performance (revenues, earnings, and growth rates), ongoing business strategies / prospects, and future actions, which may be provided by management, are also FLS as defined by the Act. The actual and any future results, performance or achievements of the Company, expressed or implied, may be materially different and vary significantly for different reporting periods due to FLS that involve known and unknown risks and other factors. Management believes that the assumptions made and expectations reflected in the FLS are reasonable. There is no assurance that the underlying assumptions will prove to be correct and the actual future results may be different from expectations expressed above. These statements are not guarantees of future performance. Fonon Corporation has no specific intention to update these statements.

CONTACT INFORMATION
•	Robert Hunt
Investor Relations
407-477-5618 x1010